EXHIBIT 10.2

Form of Employment Agreement, dated as of August 1, 2008, by and among Audience Response Systems, Inc., Campus Group Companies, Inc., iDNA, Inc. and Steven Campus.

EXHIBIT C

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), effective as of August 1, 2008 (the “Effective Date”), by and among STEVEN CAMPUS (“Executive”), AUDIENCE RESPONSE SYSTEMS, INC. (“ARSI”), a New York corporation and CAMPUS GROUP COMPANIES, INC. (“CGCI”), a New York corporation (ARSI and CGCI, “Employers” and each an “Employer”) are hereinafter sometimes referred to collectively as the “Parties” and each as a “Party.”

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Employment of Executive

Each Employer hereby agrees to employ Executive, and Executive hereby agrees to be and remain in the employ of each Employer, upon the terms and conditions hereinafter set forth.

2. Employment Period; Employment Year

2.1 Employment Period. Subject to earlier termination as provided in Section 5 hereof, the term of Executive's employment under this Agreement shall commence as of the Effective Date and shall continue for a period (the “Initial Employment Period”) ending on July 31, 2011. As used herein, “Employment Period” means the Initial Employment Period plus any extension of the term of Executive's employment under this Agreement that has been made as provided above.

2.2 Employment Year.  As used herein, an “Employment Year” means the period commencing on the date hereof and ending on July 31, 2009 and each successive twelve month period commencing on August 1st and ending on the following July 31st.

3. Duties and Responsibilities; Place of Performance

3.1. Duties and Responsibilities. During the Employment Period, Executive shall have the titles of, and shall serve as, President of each of Employers and their subsidiaries, if any. During the Employment Period, Executive shall devote all of his business time to Employers and their subsidiaries (if any) and to his duties and responsibilities hereunder. During the Employment Period, Executive shall perform such duties and obligations (not inconsistent with his positions as President of each of Employers) as may be assigned to him from time to time by the Board of Directors of any Employer (the “Board”) or by the Chairman or Chief Executive Officer of iDNA, Inc. (“iDNA”), parent to each of the Employers. During the Employment Period, Executive shall (subject to the next following sentence) have authority and responsibility to manage all day-to-day business and operations of each of Employers and their subsidiaries (if any), including the hiring of all personnel. Notwithstanding anything contained herein to the contrary, Executive shall not have authority or responsibility, without the consent or approval of the Board of the relevant Employer or the Chairman or Chief Executive Officer of iDNA, to cause any Employer (or any subsidiary of any Employer) to take (or allow or permit any Employer (or any subsidiary of any Employer) to take), and Executive shall not cause any Employer (or any subsidiary of any Employer) to take (or allow or permit any Employer (or any subsidiary of any Employer) to take), any of the following actions: (a) terminate or cease any business or line of business of any Employer (or such subsidiary) if such business or line of business has generated revenues of at least fifty thousand dollars ($50,000) during the preceding Fiscal Year (as hereinafter defined); (b) commence any new business or line of business or acquire any new business or line of business from any Person (as hereinafter defined); (c) grant any security interest in, or lien on, any of the assets or property of any Employer (or such subsidiary), unless the aggregate amount of all of the obligations secured by such grant and all prior grants does not exceed $50,000; (d) sell, transfer or otherwise dispose of any of the assets or property of any Employer (or such subsidiary) other than in the ordinary course of its business consistent with past practices (which shall, to the extent applicable, include the past practices of the relevant Campus Companies); (e) loan or advance any funds; (f) guaranty or otherwise act as a surety with respect to any obligations of any other Person; (g) borrow any funds or money, unless the aggregate amount of all funds and money so borrowed, inclusive of any funds or money previously borrowed, does not exceed $50,000; (h) make or incur any expenditure (other than a capital expenditure) in excess of one hundred thousand dollars ($100,000) unless such expenditure has been incurred in order to enable an Employer (or such subsidiary) to fulfill its obligation under a contract entered into by such Employer (or such subsidiary) with a client or customer and such expenditure (I) is provided to be recovered by such Employer (or such subsidiary) pursuant to such contract or (II) has been included in the pricing of such contract; (i) make or incur any capital expenditure (including, without limitation, pursuant to any capitalized lease) unless such capital expenditure (A) has been incurred in order to enable an Employer (or such subsidiary) to fulfill its obligation under a contract entered into by such Employer (or such subsidiary) with a client or customer and such capital expenditure (I) is provided to be recovered by such Employer (or such subsidiary) pursuant to such contract or (II) has been included in the pricing of such contract or (B) (I) such capital expenditure, when aggregated with all other capital expenditures that have been made or incurred during the Fiscal Year, does not exceed one-hundred thousand dollars ($100,000) and (II) such capital expenditure is not made or incurred during or for any Fiscal Year if the Available Cash Flow (as hereinafter defined) for such Fiscal Year is or would be (whether or not after taking into consideration such capital expenditure) less than one million dollars ($1,000,000); (j) enter into or make any contract, agreement or other commitment that (i) would require payments during any consecutive twelve-month period in excess of one hundred thousand dollars ($100,000) or (ii) have a term that is either (A) more than one (1) year or (B) extends beyond the end of the Employment Period; (k) enter into any contract with, or make any commitment to, any affiliate of Executive; (l) hire any executive officer (or otherwise retain a person to provide services normally provided by an executive officer); or (m) grant to any employee any compensation package (including, without limitation, any employee or fringe benefits) not consistent with such Employer’s (or such subsidiary’s) customary past policies or practices as approved by the Board of such Employer (or such subsidiary). If Executive shall have made a request for authority and permission to do any of the things set forth in the foregoing clauses (a) through (m) and shall not have received consent or approval therefor from the Board of the relevant Employer or the Chairman or Chief Executive Officer of iDNA, then, at Executive’s request, such request shall be referred to the Board of Directors of iDNA for its consideration and Executive shall be given an opportunity to convince such Board to grant such request. As used herein, “Person” means any individual, corporation, partnership, limited liability company, trust, business trust, association or other entity, and “Fiscal Year” means any twelve consecutive month period beginning August 1st and ending on the following July 31st.

3.2. Place of Performance. In connection with his employment during the Employment Period, Executive shall be based in New York, New York or such other principal offices of an Employer or any of its subsidiaries (if any) as may be established in the future by the respective Board, which principal offices shall not (without the written consent of Executive, which consent shall not be unreasonably withheld or delayed) be moved more than twenty-five (25) miles (measured in a straight line and not over streets or roadways) from the location of the current offices in Bohemia or New York, New York; provided, however, that the principal offices of any Employer (or any of its subsidiaries) may be moved without Executive’s consent if the distance from Executive’s then primary residence to the new location is not greater (measured in a straight line and not over streets or roadways) than the distance from Executive’s then primary residence to the then existing location of the principal offices of such Employer (or any of its subsidiaries). Executive shall not be required, without his consent, to undertake more extensive travel than the travel in which he has been engaged in connection with the prior business of any of Employers.

4. Compensation and Related Matters

4.1 Base Salary. Employers shall pay to Executive an aggregate base salary (the “Base Salary”), which during the First Employment Year shall be at the rate of one hundred thousand dollars ($100,000) per annum (the “Initial Base Salary”). The Base Salary shall be paid to Executive in arrears in accordance with the customary practices of iDNA as applied to its executive officers.

4.2 Discretionary Bonus. In addition to his Base Salary and any performance bonus to which he may be entitled pursuant to Section 4.2 hereof, Executive shall be entitled to such bonuses (if any), in such amounts and at such times, as the respective Boards, in their sole and absolute discretion, may approve.

4.3 Automobile Allowance. Employers shall provide Executive with an aggregate monthly allowance during the Employment Period of $1,250 to cover the costs of a leased automobile, including maintenance, fuel and insurance.

4.4 Other Benefits. During the Employment Period, to the extent Executive is eligible and qualifies under their respective terms, Executive shall be entitled to receive such fringe benefits as are from time to time hereafter generally provided by Employers to their senior management employees or other employees (other than those provided under or pursuant to separately negotiated individual employment agreements or arrangements) under any pension or retirement plan, disability plan or insurance, group life insurance, medical insurance, accidental death and dismemberment insurance, travel accident insurance or other similar plan or program of the respective Employer. Subject to Executive being eligible and qualifying therefor, Employers shall, in a manner and amount consistent with insurance generally provided by iDNA to its senior executive officers, provide short-term and long-term disability insurance for Executive.

4.5 Expense Reimbursement. Employers shall reimburse Executive for all business expenses reasonably incurred by him in the performance of his duties under this Agreement upon his presentation of signed, itemized accounts of such expenditures, all in accordance with Employers’ Policies And Practices. As used herein, “Employers’ Policies and Practices” means the policies, procedures and practices of Employers, as approved by the Boards of Employers and in effect from time to time, which policies, procedures and practices are anticipated to be the same or substantially the same as the corresponding policies and procedures applicable to iDNA’s senior management.

4.6 Vacations. Executive shall be entitled to twenty (20) days paid vacation for each Employment Year during the Employment Period, in accordance with Employers’ Policies and Practices. Executive shall also be entitled to paid holidays and personal days in accordance with Employers’ Policies and Practices.

5. Termination of Employment

5.1 Termination Without Cause; Voluntary Termination by Executive. Employers may, by written notice to Executive at any time following the end of the third Employment Year, terminate the Employment Period and this Agreement without Cause (as defined below). Executive may, by written notice to Employers and iDNA at any time during the Employment Period, voluntarily resign from Employers and terminate the Employment Period and this Agreement by giving written notice of his intention to do so at least ninety (90) days in advance. A termination under this Section 5.1 shall be effective immediately or, in the case of such a voluntary resignation, upon the date set forth in such written notice.

5.2 By Employers for Cause. Employers may, at any time during the Employment Period, by written notice to Executive, terminate the Employment Period and this Agreement for Cause, which termination shall be effective immediately except as otherwise provided below. Such notice shall set forth in reasonable detail the basis for such termination. In the event that it is reasonably practical for Executive to cure or correct the circumstances set forth in such notice, the termination shall not be effective until the date that is thirty (30) days following the date on which such notice is given, and the circumstances set forth in the notice shall not constitute “Cause” if within such 30 days Executive cures or corrects such circumstances. Employers shall have "Cause" to terminate Executive's employment hereunder upon Executive's:

(a) fraud, embezzlement or any other illegal act committed intentionally by Executive in connection with Executive's duties as an executive of any Employer or any subsidiary or affiliate of any Employer that causes or may reasonably be expected to cause substantial economic injury to any Employer or any subsidiary or affiliate of any Employer;

(b) conviction of any felony that causes or may reasonably be expected to cause substantial economic injury to any Employer or any subsidiary or affiliate of any Employer;

(c) breach or violate any term or condition of this Agreement or of that certain Non-Competition And Non-Solicitation Agreement, dated as of even date herewith, by and among iDNA, Employers and Executive; or

(d) willful or grossly negligent commission of any other act or failure to act that causes or may reasonably be expected (as of the time of such occurrence) to cause substantial economic injury to or substantial injury to the reputation of any Employer or any subsidiary or affiliate of any Employer, including, without limitation, any material violation of the Foreign Corrupt Practices Act, as described below. An act or failure to act on the part of Executive shall be considered “willful” if done, or omitted to be done, by Executive in bad faith or without a reasonable belief that the act or omission was in the best interest of Employers.

5.3 By Executive for Good Reason. Executive may, at any time during the Employment Period by written notice to Employers and iDNA, terminate the Employment Period and this Agreement for Good Reason (as defined below), which termination shall be effective immediately subject to the notice and cure period provided for below. For the purposes hereof, “Good Reason” means any of the following without Executive's consent: (A) subject to Section 3 above, a material and adverse change in the nature and scope of Executive's authority and duties or (B) a material breach of this Agreement by Employers (including, but not limited to, failure to pay any amount due to Executive when due); provided, however, that the circumstances set forth in the foregoing clauses (A) and (B) will not constitute Good Reason unless Executive shall have given Employers and iDNA written notice of his election to terminate this Agreement for Good Reason (which notice shall set forth in reasonable detail the circumstances giving rise to such election to terminate) and Employers shall have failed to cure or correct such circumstances within thirty (30) days of their receipt of such notice.

5.4 Disability. During the Employment Period, if, as a result of physical or mental incapacity or infirmity, Executive shall be unable to perform any of his duties under this Agreement for (i) a period of at least one hundred and twenty (120) consecutive days or (ii) periods aggregating at least 180 days during any period of twelve (12) consecutive months (each a “Disability Period”), and at the end of the Disability Period there is no reasonable probability that Executive can promptly resume his duties hereunder, Executive shall be deemed disabled (the “Disability”) and Employers, by written notice to Executive, shall have the right to terminate the Employment Period and this Agreement for Disability either at, as of or after the end of the Disability Period. The existence of the Disability shall be determined by a reputable, licensed physician. The parties (with iDNA acting on behalf of Employers for this purpose) shall attempt to agree on such a physician. In the event the parties are unable to so agree, such physician shall be selected by an arbitrator provided by the American Arbitration Association in New York, New York. Executive shall cooperate in all reasonable respects to enable an examination to be made by such physician.

5.5 Death. The Employment Period and this Agreement shall terminate on the date of Executive's death.

6. Termination Compensation

6.1 Termination by Employer without Cause or by Executive for Good Reason. If the Employment Period is terminated by Employers without Cause or by Executive for Good Reason, Employers will pay to Executive the lesser of (a) one dollar ($1) less than the amount that would constitute a “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or (b) the amount of Base Salary to which Executive would be entitled for the balance of the Initial Employment Period or, if the term of Executive’s employment hereunder has been extended pursuant to Section 2.1 hereof, for the balance of the Employment Period. Employers shall pay to Executive such amount in a lump sum cash payment as soon as practicable following the effective date of such termination. Employers shall also continue to provide Executive with all employee benefits that he was participating in or receiving at the effective date of termination for a period (the “Post-Termination Period”) of one year or, if shorter, until the end of the Initial Employment Period or, if the term of Executive’s employment hereunder has been extended pursuant to Section 2.1 hereof, until the end of the Employment Period; provided, however, that, to the extent, as a consequence of such termination, Executive is not eligible to receive or does not qualify for such benefits for all or a portion of the Post-Termination Period, Executive shall be entitled to receive from Employers an amount (on a tax effective basis) equal to the out-of-pocket cost to Employers of such benefits for a period, immediately preceding such termination, equal to the portion of the Post-Termination Period during which such benefits are not provided.

6.2 Termination by Reason of Death. If the Employment Period is terminated by death as contemplated by Section 5.5 hereof, Employers (a) shall, within thirty (30) days following the effective date of termination, pay to Executive’s estate (to the extent the same has not already been paid) Executive's Base Salary through the effective date of termination plus Executive's Base Salary for an additional ninety (90) days and (b) if Executive became entitled to any performance bonus prior to his death pursuant to Section 4.2 above, shall pay to Executive’s estate (to the extent the same has not already been paid) such performance bonus when Employers would have otherwise been obligated hereunder to pay such performance bonus to Executive.

6.3 Certain Other Terminations. If the Employment Period is terminated pursuant to the provisions of Section 5.2 or 5.4 hereof, Employers (a) shall, within thirty (30) days following the effective date of termination, pay to Executive (to the extent the same has not already been paid) his Base Salary through the effective date of termination and (b) if Executive was terminated on account of his Disability as contemplated by Section 5.4 above and Executive became entitled to any performance bonus prior to his Disability, shall pay to Executive (to the extent the same has not already been paid) such performance bonus when Employers would have otherwise been obligated hereunder to pay such performance bonus to Executive. Employers shall have no obligation to continue any other benefits provided for in Section 4 hereof or otherwise past the effective date of termination; provided, however, that the foregoing shall not relieve Employers from any mandatory obligations they may have under the Consolidated Omnibus Budget Reconciliation Act (COBRA) or other applicable law.

6.4 No Other Termination Compensation. Executive shall not, except as set forth in this Section 6, be entitled to any compensation or other consideration following termination of the Employment Period or his employment hereunder.

6.5 Mitigation of Damages. In the event of any termination of Executive’s employment by Employers, Executive shall not be required to seek other employment to mitigate damages, and any income earned by Executive from other employment or self-employment shall not be offset against any obligations of Employers to Executive under this Agreement. Employers’ obligations hereunder and Executive’s rights to payment shall not be subject to any right of set-off or other deduction by Employers not in the nature of customary withholding, other than in any judicial proceeding or arbitration.

7. Professional Liability Insurance; Indemnification

7.1 Insurance. Employers will provide (to the extent the same is not provided by iDNA) coverage for Executive under a director and officer professional liability insurance policy.

7.2 Indemnification. Employers shall indemnify Executive to the fullest extent permitted by law in effect as of the date hereof, or as hereafter amended, against all costs, expenses, liabilities and losses (including, without limitation, reasonable attorneys' fees, judgments, fines, penalties, ERISA excise taxes, penalties and amounts paid in settlement) reasonably incurred by Executive in connection with a Proceeding (as hereinafter defined). For the purposes of this section, a “Proceeding” shall mean any action, suit or proceeding, whether civil, criminal, administrative or investigative, if Executive is made, or is threatened to be made, a party to, or a witness in, such action, suit or proceeding by reason of the fact that he is or was an officer, director or employee of any Employer (or any subsidiary thereof) or is or was serving as an officer, director, member, employee, trustee or agent of any other entity at the request of any Employer.

(a) Notification and Defense of Claim. Promptly after receipt by Executive of notice of the commencement of any Proceeding, Executive will, if a claim in respect thereof is to be made against Employers under this Agreement, notify Employers in writing of the commencement thereof, but the omission to so notify Employers will not relieve Employers from any liability that they may have to Executive otherwise than under this Agreement. Notwithstanding any other provision of this Agreement, with respect to any such Proceeding as to which Executive gives notice to Employers of the commencement thereof:

(i) Employers will be entitled to participate therein at their own expense; and

(ii) Except as otherwise provided in this Section 7.2(a)(ii), to the extent that they may wish, Employers, jointly with any other indemnifying party similarly notified, shall be entitled to assume the defense thereof, with counsel selected by Employers and approved by Executive, with such approval not to be unreasonably withheld or delayed. After notice from Employers to Executive of their election to so assume the defense thereof, Employers shall not be liable to Executive under this Agreement for any legal or other expenses subsequently incurred by Executive in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. Executive shall have the right to employ Executive's own counsel in such Proceeding, but the fees and expenses of such counsel incurred after notice from Employers of their assumption of the defense thereof shall be at the expense of Executive unless (a) the employment of counsel by Executive has been authorized in writing by Employers, (b) Executive shall have reasonably concluded that there may be a conflict of interest between Employers and Executive in the conduct of the defense of such Proceeding (which conclusion shall be deemed reasonable if, without limitation, such action shall seek any remedy other than money damages and Executive would be personally affected by such remedy or the carrying out thereof) or (c) Employers shall not in fact have employed counsel to assume the defense of the Proceeding, in each of which cases the reasonable fees and expenses of counsel retained by Executive shall be at the expense of Employers. Employers shall not be entitled to assume the defense of any Proceeding brought against Executive by or on behalf of Employers or as to which Executive shall have reasonably reached the conclusion provided for in clause (b) above.

8. Confidentiality

Unless otherwise required by law or judicial process, Executive shall retain in strict confidence during the Employment Period and after termination of Executive's employment with Employers all confidential or proprietary information known to Executive concerning Employers (or any of them) or any direct or indirect subsidiary or parent of any Employer and/or any aspect of the businesses of Employers (or any of them) or any such subsidiary or parent. The obligations of Executive pursuant to this Section 8 shall survive the expiration or termination of this Agreement for any reason whatsoever.

9. Mutual Non-Disparagement

Subject to Executive’s compliance with this Agreement, Employers shall not make any oral or written statement about Executive that is intended or reasonably likely to disparage Executive or otherwise degrade his reputation in the business or legal community. Subject to Employers’ compliance with this Agreement, Executive shall not make any oral or written statement about any Employers (or iDNA or any other affiliate of any Employer) that is intended or reasonably likely to disparage any Employers (or iDNA or any other affiliate of any Employer) or otherwise degrade the reputation of any Employer (or iDNA or any other affiliate of any Employer) in the business or legal community.

10. Foreign Corrupt Practices Act

Executive agrees to comply in all material respects with the applicable provisions of the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”), as amended, which provides generally that under no circumstances will foreign officials, representatives, political parties or holders or public offices be offered, promised or paid any money, remuneration or things of value, or provided any other benefit, direct or indirect, in connection with obtaining or maintaining contracts. When any representative, employee, agent or other individual or organization associated with Executive is required to perform any obligation related to or in connection with this Agreement, the substance of this Section 10 shall be imposed upon such person and included in any agreement between Executive and any such person. Failure by Executive to comply in all material respects with the provisions of the FCPA (other than an inadvertent violation on the basis of advice from counsel to Employers that the conduct in question is not a violation) shall constitute a material breach of this Agreement and shall entitle Employers to terminate Executive's employment for Cause.

11. Successors; Binding Agreement

This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive and Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other beneficiary or, if there be no such beneficiary, to Executive's estate.

12. Survivorship

The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

13. Miscellaneous

13.1 Notices. Any notice, consent or authorization required or permitted to be given pursuant to this Agreement shall be in writing and shall be given as set forth in Section 10.2 of the Stock Purchase Agreement, with any notice or other communication provided for herein to be sent or given to any Employer to also be sent or given to IDNA in the manner and at the address provided therein.

If to iDNA:	iDNA, Inc. 415 Madison Avenue 7th Floor New York, New York 10017 Attn: James McNamara FAX: (212) 644-7070

With a copy to:	Reed Smith LLP 599 Lexington Avenue, 29th Floor New York, New York 10022 Attn: Herbert F. Kozlov, Esq. FAX: (212) 521-5450

If to Steven Campus:	Steven Campus 25 Cross Pond Road Pound Ridge, NY 10576 FAX: (914) Attn: Steven Campus

With a copy to:	Reed Smith LLP 2500 One Liberty Place 1650 Market St Philadelphia, PA 19103 Attn: Joseph M. Sedlack, Esquire FAX: (215) 851-1420

13.2 Withholding of Taxes. Employers are authorized to withhold (from any compensation or benefits payable hereunder to Executive) such amounts for income tax, social security, unemployment compensation and other taxes as shall be necessary or appropriate in the reasonable judgment of Employers to comply with applicable laws and regulations.

13.3 Inventions; Work for Hire. Executive hereby agrees to assign, and does hereby assign, to Employers all of Executive's right, title and interest in and to any and all ideas, concepts, know-how, techniques, processes, inventions, discoveries, developments, works of authorship, innovations and improvements (collectively "Inventions"), whether patentable or subject to potential copyrights or not, that meet either or both of the following criteria: (A) such Inventions are conceived, made or developed in whole or in part by Executive (whether alone or in concert with others) at any time during the Employment Period, excepting only those that (i) Executive develops during the Employment Period entirely on Executive’s own time without using any employees, services, equipment, supplies, facilities or confidential or proprietary information of any Employer (or any of its subsidiaries or affiliates) and (ii) do not relate to, and are not useable in connection with, any Employer Business (as defined below); or (B) such Inventions (i) were or are conceived, made or developed by Executive (whether alone or in concert with others), whether prior to or during the Employment Period, and (ii) relate to, or are useable in connection with, any Employer Business. Executive agrees to promptly inform and disclose all Inventions to Employers and iDNA in writing and with respect to those Inventions that Executive is required to assign to Employers hereunder to provide all assistance reasonably requested by Employers in the preservation of Employers’ interests in the Inventions (such as by executing documents, testifying, etc.), such assistance to be provided at Employers’ expense but without additional compensation to Executive. Executive agrees that any work prepared by Executive during the Employment Period, which work is subject to assignment under this Section 13.3 and is eligible for United States copyright protection or protection under the Universal Copyright Convention, the Berne Copyright Convention and/or the Buenos Aires Copyright Convention, shall be a "work made for hire". In the event that any such work is deemed not to be a "work made for hire," Executive hereby assigns all right, title and interest in and to the copyright in such work to Employers and agrees to provide all assistance reasonably requested in the establishment, preservation and enforcement of Employers’ copyright in such work, such assistance to be provided at Employers’ expense but without any additional compensation to Executive. As used herein, “Employer Business” means any business that was conducted or proposed to be conducted by any Employer prior to the date hereof or is conducted or proposed to be conducted by (a) any Employer, (b) any direct or indirect subsidiary of any Employer or (c) any other IDNA Company (as hereinafter defined) at any time during the period Executive is employed by any iDNA Company, and “iDNA Company” means iDNA or any direct or indirect subsidiary of iDNA.

13.4 Miscellaneous Provisions. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to the principles of conflicts of laws therein.

13.5 Dispute Resolution and Arbitration. In the event that any dispute arises between the Employer and the Executive regarding or relating to this Agreement and/or any aspect of the Executive's employment relationship with the Employer, AND IN LIEU OF LITIGATION AND A TRIAL BY JURY, the parties consent to resolve such dispute through mandatory arbitration under the Commercial Rules of the American Arbitration Association, before a single arbitrator in New York, New York. The parties hereby consent to the entry of judgment upon award rendered by the arbitrator in any court of competent jurisdiction. Notwithstanding the foregoing, however, should adequate grounds exist for seeking immediate injunctive or immediate equitable relief, any party may seek and obtain such relief; provided that, upon obtaining such relief, such injunctive or equitable action shall be stayed pending the resolution of the arbitration proceedings called for herein. The parties hereby consent to the exclusive jurisdiction in the state and Federal courts located in the City of New York, County of New York and State of New York for purposes of seeking such injunctive or equitable relief as set forth above. Each side shall bear its own costs; however any fees assessed by the American Arbitration Association shall be allocated by the arbitrator in his/her sole discretion.

13.6 Headings. All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

13.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

13.8 Severability. If any provision of this Agreement, or any part thereof, is held to be unenforceable, the remainder of such provision and this Agreement, as the case may be, shall nevertheless remain in full force and effect.

13.9 Entire Agreement and Representation. This Agreement contains the entire agreement and understanding between or among Employers, iDNA and Executive with respect to the subject matter hereof. No representations or warranties of any kind or nature relating to Employers or their several businesses, or relating to Employers’ assets, liabilities, operations, future plans or prospects have been made by or on behalf of Employers (or any of them) to Executive. This Agreement supersedes any prior or contemporaneous agreement (whether written or oral) between the parties relating to the subject matter hereof.

13.10 Scope of Liabilities of Employers Hereunder. Except as otherwise provided herein, the obligations of Employers hereunder shall be joint and several. However, except as otherwise expressly provided herein to the contrary, to the extent any Employer shall perform any obligation or duty hereunder, the other Employers shall be released and relieved of such obligation or duty.

13.11 iDNA Guaranty. iDNA hereby irrevocably and unconditionally guarantees to Executive the full and timely performance by Employers of all of their payment and other obligations hereunder. Such guaranty is a guaranty of performance and not merely of collection, and Executive shall be entitled to proceed against iDNA without first (or simultaneously) commencing any action, or otherwise proceeding, against Employers or otherwise seeking to enforce this Agreement against Employers.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on as of the date first above written.

AUDIENCE RESPONSE SYSTEMS, INC.	CAMPUS GROUP COMPANIES, INC.

By:	By:
Name: Steven Campus	Name: Steven Campus
Title: President	Title: President

IDNA, INC.

By:
STEVEN CAMPUS	Name: James McNamara
Title: Chairman

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this “Agreement”), effective as of July 31, 2008 (the “Effective Date”), between STEVEN CAMPUS (“Executive”) and IDNA, INC. (“iDNA”), a Delaware corporation. Executive and iDNA are hereinafter sometimes referred to collectively as the “Parties” and each as a “Party.”

WHEREAS, in order to protect and preserve the investments of iDNA in the Campus Group Companies, Inc. and Audience Response Systems, Inc, it is appropriate that Executive agree to the matters set forth herein;

WHEREAS, iDNA would not enter into the Steve Campus Employment Agreement or Reduction of Purchase Price and Discharge of Indebtedness Agreement without the protections provided for herein;

WHEREAS, Executive desires to provide the protections provided for herein; and

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, hereby agree as follows:

1. Confidentiality

Unless otherwise required by law or judicial process, Executive shall (except as otherwise herein expressly provided) retain in the strictest confidence all confidential or proprietary information known to Executive concerning any of the iDNA Companies (as hereinafter defined) and/or any aspect of the businesses of any iDNA Company. Except as otherwise herein expressly provided to the contrary, the obligations of Executive pursuant to this Section 1 shall apply both during and after any period he may be employed by any iDNA Company and shall survive the expiration or earlier termination of any such employment, regardless of any reason for such expiration or earlier termination. As used herein, the “iDNA Companies” means, collectively, iDNA any direct or indirect subsidiary of any of the foregoing.

2. Noncompetition

2.1  General. For the duration of the Non-Compete Period (as defined below), Executive shall not, directly or indirectly, engage in any Competitive Activity (as defined below). As used herein, “Competitive Activity” means any of the following: (A) developing, supervising, directing, administering or managing, or acting as a consultant with respect to the development, supervision, direction, administration or management, of (I) any business that was conducted or proposed to be conducted by any iDNA Companies prior to the date hereof or is conducted or proposed to be conducted by and iDNA Companies or any direct or indirect subsidiary of any iDNA Companies at any time during the period Executive is employed by any iDNA Company (any business referred to in this clause (I) is hereinafter referred to as an “Acquired Business”) or (II) any other business that is conducted or proposed to be conducted by iDNA or any other iDNA Affiliate (as hereinafter defined) at any time during the period Executive is employed by any iDNA Company) (any business referred to in this clause (II) is hereinafter referred to as an “Affiliate Business”); (B) the participation, directly or indirectly, in any business that is the same as or substantially similar to, or is or would be competitive with, any Acquired Business or any Affiliate Business; and (C) becoming an employee, director, officer, consultant, independent contractor, lecturer or advisor of or to, or otherwise providing services to, any Person if Executive's duties or services relate in any manner to developing, supervising, directing, administering or managing any business that is the same as or substantially similar to, or is or would be competitive with, any Acquired Business or any Affiliate Business. Nothing contained herein, however, shall prohibit Executive from acquiring or holding any issue of stock or securities of any Person that has any securities listed on a national securities exchange or quoted in the daily listing of over-the-counter market securities, provided that at no time does he (together with members of his immediate family, any trust or trusts of which Executive is a trustee and any trust or trusts of which Executive or any member of his immediate family is a beneficiary) own more than five percent (5%) of the voting securities of any such Person. The obligations of Executive pursuant to this Section 2 shall apply for the full duration of the Non-Compete Period, including following the expiration or earlier termination of his employment by any iDNA Company, regardless of any reason for such expiration or earlier termination. As used herein, “iDNA Affiliate” means any iDNA Company, any joint venture or partnership in which any iDNA Company is a partner or other participant and any Person in which any iDNA Company owns an equity interest equal to or in excess of five percent (5%). Notwithstanding the foregoing, following a Repurchase Event, the definition of “Competitive Activity” shall be deemed to exclude (i) any reference to any Acquired Business and (ii) any reference to any business or activity included in the definition of Affiliate Business to the extent such business or activity would also be included in the definition of Acquired Business.

2.2 Non-Compete Period. As used herein, “Non-Compete Period” means the period commencing on the date hereof and extending to the end of two (2) years following the later to occur of the date Executive’s employment by any iDNA Company expires or is terminated.

3. Nonsolicitation

During the term of his employment by any of the iDNA Companies, Executive shall not, directly or indirectly, (a) solicit to enter into the employ of any other Person, or hire, any individual who is, or who within the prior twelve (12) months has been, an iDNA Employee (which, for the purposes of this Agreement, means any employee of any iDNA Company), (b) solicit, hire or take away, or attempt to solicit, hire or take away, any Person who or that is, or who or that has been, an iDNA Customer (which, for the purposes of this Agreement, means any client or customer of any iDNA Company) or (c) encourage any iDNA Customer to terminate, or otherwise adversely negotiate or otherwise change, its relationship with any iDNA Company. Following the expiration or earlier termination of his employment by the iDNA Companies and during the balance of the Non-Compete Period, Executive shall not, directly or indirectly, (a) solicit to enter into the employ of any other Person, or hire, any individual who is, or who within the one (1) year prior to the expiration or earlier termination of such employment has been, an iDNA Employee, (b) solicit, hire or take away, or attempt to solicit, hire or take away, any Person who or that is, or who or that has been, an iDNA Customer or (c) encourage any such iDNA Customer to terminate, or otherwise adversely negotiate or otherwise change, its relationship with any iDNA Company. The obligations of Executive pursuant to this Section 3 shall apply for the full duration of the Non-Compete Period, including following the expiration or earlier termination of his employment by any iDNA Company, regardless of any reason for such expiration or earlier termination. Notwithstanding the foregoing, following a Repurchase Event, the definition of “iDNA Employee” shall be deemed to exclude any individual who has been an employee of any of the Purchased Corporations or any of their subsidiaries and “iDNA Customer” shall be deemed to exclude any client or customer of any of the iDNA Companies.

4. Successors; Binding Agreement

This Agreement and all rights of iDNA hereunder shall inure to the benefit of and be enforceable by iDNA and its successors and assigns. Executive acknowledges and agrees that the scope and duration of this Agreement and the restrictions and protections contained herein are reasonable, necessary and appropriate.

5. Miscellaneous

5.1 Notices. Any notice, consent or authorization required or permitted to be given pursuant to this Agreement shall be in writing and be given as provided in Section 13.1 of the Employment Agreement.

5.2 Miscellaneous Provisions. This Agreement is subject to certain provisions, as to governing law and other matters, as set forth in Section 13.4 of the Employment Agreement.

5.3 Headings. All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

5.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

5.5 Severability. If any provision of this Agreement, or any part thereof, is held to be unenforceable, the remainder of such provision and this Agreement, as the case may be, shall nevertheless remain in full force and effect.

5.6 Entire Agreement and Representation. This Agreement contains the entire agreement and understanding between the Parties with respect to the subject matter hereof. This Agreement supersedes any prior or contemporaneous agreement (whether written or oral) between the Parties relating to the subject matter hereof.

[signatures appear on the following page.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

CAMPUS GROUP COMPANIES, INC.

By:
Name:	James McNamara	STEVEN CAMPUS
Title:	Chairman

AUDIENCE RESPONSE SYSTEMS, INC.

By:
Name: James McNamara
Title: Chairman